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                                                                 EXHIBIT 5

         [LETTERHEAD OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON]

                                                             212-859-8285

                                                       (FAX: 212-859-8585)

November 1, 1996

El Paso Natural Gas Company

One Paul Kayser Center

100 North Station Street

El Paso, Texas 79901

Ladies and Gentlemen:

  We are acting as special counsel to El Paso Natural Gas Company, a Delaware corporation ("El Paso"), in connection with the Registration Statement on Form S-4 (No. 333-10911), as amended (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance by El Paso, in connection with the merger (the "Merger") of El Paso Merger Company, a Delaware corporation and an indirect wholly owned subsidiary of El Paso, with and into Tenneco Inc., a Delaware corporation, pursuant to the Merger Agreement. Capitalized terms used herein have the meanings set forth in the Registration Statement, unless otherwise defined herein.

  Pursuant to the Merger, El Paso will issue to holders of Tenneco Stock:

    (1) if the Stock Issuance is approved at the El Paso Special Meeting, up to 23,894,862 shares of El Paso Common Stock; or

    (2) if the Stock Issuance is not approved at the El Paso Special Meeting, up to 7,000,000 shares of El Paso Common Stock and up to 7,588,125 El Paso Preferred Depositary Shares, each representing a one twenty-fifth fractional interest in a whole share of El Paso Preferred Stock.

  We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. We also have assumed, with respect to all parties to agreements or instruments relevant hereto other than El Paso, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to various questions of fact relevant to such opinions, we have relied upon, and

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have assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of El Paso, and others.

  Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that:

    1. Assuming all the Tenneco Stock is validly issued, fully paid and non-assessable, it is our opinion that, if the 23,894,862 shares of El Paso Common Stock, or any portion thereof, are issued as described in the Registration Statement, at such time of issuance such shares of El Paso Common Stock will be validly issued, fully paid and nonassessable.

    2. Assuming all the Tenneco Stock is validly issued, fully paid and non-assessable, and assuming the due authorization, execution and delivery of the Depositary Agreement by the parties thereto, and upon the fixing of the designations, relative rights, preferences and limitations of the El Paso Preferred Stock by the Board of Directors of El Paso and proper and valid filing with the Office of the Secretary of State of the State of Delaware, of a Certificate of Designation setting forth the powers, designations, preferences and relative, participation, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, if any, with respect to the El Paso Preferred Stock, all in accordance with Section 151 of the General Corporation Law of the State of Delaware and in conformity with the El Paso Charter, it is our opinion that, if the El Paso Preferred Depositary Shares, and the El Paso Preferred Stock represented thereby, are issued as described in the Registration Statement, at such time of issuance such El Paso Preferred Depositary Shares and the El Paso Preferred Stock represented thereby will be validly issued, fully paid and non-assessable.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the captions "Legal Matters" in the Joint Proxy Statement--Prospectus forming a part of the Registration Statement as having passed upon the validity of the issuance of the El Paso Common Stock, the El Paso Preferred Depositary Shares and the El Paso Preferred Stock. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                       Very truly yours,

                                       Fried, Frank, Harris, Shriver &
                                        Jacobson

                                               /s/ Warren de Wied

                                       By: _______________________________

                                                   Warren de Wied

cc: Gary Paul Cooperstein, Esq.

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